               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

        CURTISS-WRIGHT CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                           CURTISS-WRIGHT CORPORATION
               1200 WALL STREET WEST, LYNDHURST, NEW JERSEY 07071
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
  CURTISS-WRIGHT CORPORATION

     Notice is hereby given that the Annual Meeting of Stockholders of Curtiss-Wright Corporation, a Delaware corporation, will be held at the Novotel Meadowlands Hotel, One Polito Avenue, Lyndhurst, New Jersey on Friday, April 23, 1999, at 2:00 p.m., for the following purposes:

          (1) To elect seven directors, each to hold office until the next Annual Meeting of Stockholders and until his or her successor shall have been elected and shall qualify;

         (2) To appoint independent accountants for the current year, PricewaterhouseCoopers LLP having been nominated as such by the Board of Directors; and

          (3) To consider and transact such other business as may properly come before the meeting.

     Only holders of common stock of record at the close of business on March 1, 1999 are entitled to notice of and to vote at the meeting. A list of such holders will be available for examination by any stockholder at the meeting and at the offices of the Corporation, 1200 Wall Street West, Lyndhurst, N.J. 07071, during the ten days preceding the meeting date.

     PLEASE FILL IN, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Stockholders who plan to attend the meeting in person are nevertheless requested to sign and return their proxies to make certain that their stock will be represented at the meeting should they be prevented unexpectedly from attending.

                                         By Order of the Board of Directors,

                                                       DANA M. TAYLOR, JR.
                                                                 Secretary
 March 9, 1999

                           CURTISS-WRIGHT CORPORATION
               1200 WALL STREET WEST, LYNDHURST, NEW JERSEY 07071
                                PROXY STATEMENT

     This Proxy Statement is furnished by Curtiss-Wright Corporation (hereinafter called the 'Corporation' or the 'Company') in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Proxy Statement and accompanying proxy will be first mailed to stockholders on or about March 15, 1999.

     As of March 1, 1999, the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote at the Annual Meeting 10,186,420 shares of common stock. Each share of stock is entitled to one vote.

     The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors, and to abstain from voting for the appointment of independent accountants. The election of directors requires a plurality of the votes cast while the approval of the appointment of independent accountants requires the affirmative vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the meeting. An abstention will be treated as a negative vote with respect to each matter other than the election of a director as to whom the stockholder abstained. As to broker non-votes, if a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, the shares represented by the non-votes will not be considered as present and entitled to vote with respect to that matter.

     Where a specific designation is given in the proxy with respect to the vote on the election of directors or the appointment of independent accountants, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted in favor of the directors named below and in favor of the appointment of independent accountants. Anyone giving a proxy may revoke it at any time before its use at the Meeting by personally appearing at the Meeting and casting a contrary vote, or by giving a later proxy indicating a desire to vote differently than is indicated by his earlier proxy.

                             ELECTION OF DIRECTORS

     At this Annual Meeting seven directors are to be elected, each to hold office until the next Annual Meeting of Stockholders and until his or her successor shall have been duly elected and shall qualify. Each nominee has been recommended for election by the Nominating Committee of the Board of Directors and by the Board. In the event that any such nominee should become unavailable for election, the persons named in the proxy may vote for the election of a substitute nominee. However, the Board of Directors has no reason to believe that any of the nominees described below will be unavailable for election.

     The following information is provided as of March 9, 1999 with respect to each nominee for election as a director.

                                                                                                            YEAR
                                     BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION FOR LAST FIVE            FIRST
                                          YEARS; DIRECTORSHIPS IN PUBLIC CORPORATIONS AND                 ELECTED
            NAME                                     INVESTMENT COMPANIES; AGE                            DIRECTOR
----------------------------  ------------------------------------------------------------------------    --------

Thomas R. Berner              Partner in Berner & Berner, P.C., attorneys. Age 51.                          1990
James B. Busey IV             Aviation safety and security consultant, April 1996-present; Director,        1995
                              Mitre Corporation since February 1995; Director, Texas Instruments,
                              Incorporated since July 1993; President and chief executive officer of
                              Armed Forces Communications and Electronics Association, September
                              1993-April 1996; Age 66.
David Lasky                   Chairman of the Board of Directors of Curtiss-Wright Corporation since        1993
                              May 1995 and President since May 1993; formerly Senior Vice President,
                              General Counsel and Secretary of the Corporation; Director, Primex
                              Technologies, Inc. since January 1997. Age 66.
William B. Mitchell           Director, Mitre Corporation since May 1997; Director, Primex                  1996
                              Technologies, Inc. since January 1997; Vice Chairman, 1993-1996,
                              Director, 1990-1996 and Executive Vice President, 1987-1993 of Texas
                              Instruments Incorporated; Chairman, American Electronics Association,
                              September 1995-September 1996; Age 63.
John R. Myers                 Director, Iomega Corporation since 1994; limited partner of Carlisle          1996
                              Enterprises, a venture capital group, since 1993; Consultant, UNC, Inc.,
                              August-December 1996; Chairman of the Board of Garrett Aviation
                              Services, 1994-1996; Age 61.
William W. Sihler             Professor of Business Administration, Darden Graduate School of Business      1991
                              Administration, University of Virginia. Age 61.
J. McLain Stewart             Director, McKinsey & Company, Management Consultants, until 1997. Age         1989
                              82.

     The following table sets forth information concerning the ownership of common stock of the Corporation by each director and nominee, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group, as of March 9, 1999. Except as noted in footnote 3 to this table, the shares were owned directly and the owner had the sole voting and investment power in respect thereof. None of those individuals owned any common stock of Unitrin, Inc. or Argonaut Group, Inc. (For information in respect of the relationship among Unitrin, Inc., Argonaut Group, Inc., and the Corporation, see pages 12 and 13).

                                                                                                          % OF
                                                                                 NUMBER OF SHARES     OUTSTANDING
                          NAME OF BENEFICIAL OWNER                              BENEFICIALLY OWNED    COMMON STOCK
-----------------------------------------------------------------------------   ------------------    ------------

Martin R. Benante............................................................          10,535(1)          (2)
Thomas R. Berner.............................................................           1,778(3)          (2)
Robert A. Bosi...............................................................          17,947(4)          (2)
James B. Busey IV............................................................             916(5)          (2)
David Lasky..................................................................          98,141(6)          (2)
William B. Mitchell..........................................................             516(7)          (2)
John R. Myers................................................................             516(8)          (2)
Gerald Nachman...............................................................          58,445(9)          (2)
William W. Sihler............................................................             916(10)         (2)
J. McLain Stewart............................................................             916(11)         (2)
George J. Yohrling...........................................................          17,660(12)         (2)
Directors and Executive Officers as a group (14 persons).....................         238,412(13)         2.3%

                                                        (footnotes on next page)

(footnotes from previous page)

 (1) Of the total number of shares, 9,601 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

 (2) Less than one percent.

 (3) Includes 516 shares of restricted common stock issued pursuant to the Corporation's 1996 Stock Plan for Non-Employee Directors and 380 shares owned by Nancy Berner, wife of Mr. Berner. Mr. Berner denies that he is the beneficial owner of the shares owned by his wife.

 (4) Of the total number of shares, 14,413 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

 (5) Includes 516 shares of restricted common stock issued pursuant to the Corporation's 1996 Stock Plan for Non-Employee Directors.

 (6) Of the total number of shares, 46,299 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

 (7) This consists of 516 shares of restricted common stock issued pursuant to the Corporation's 1996 Stock Plan for Non-Employee Directors.

 (8) This consists of 516 shares of restricted common stock issued pursuant to the Corporation's 1996 Stock Plan for Non-Employee Directors.

 (9) Of the total number of shares, 24,459 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

(10) Includes 516 shares of restricted common stock issued pursuant to the Corporation's 1996 Stock Plan for Non-Employee Directors.

(11) This consists of 516 shares of restricted common stock issued pursuant to the Corporation's 1996 Stock Plan for Non-Employee Directors and 400 shares which are indirectly beneficially owned as custodian pursuant to the Uniform Gift to Minors Act.

(12) Of the total number of shares, 10,941 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

(13) Of the total number of shares, 129,846 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Dana M. Taylor, Jr., Secretary and General Counsel of the Corporation, did not timely file a Form 4 report to report the grant of options in November 1998 pursuant to the Corporation's 1995 Long-Term Incentive Plan to purchase 2,935 shares of the Corporation's common stock.

                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

     During 1998 the Board of Directors held nine meetings. All of the directors attended at least 75% of the aggregate of all meetings in 1998 of the Board of Directors and Committees on which they served.

     The Audit Committee of the Board of Directors, presently consisting of Messrs. William W. Sihler, James B. Busey IV and William B. Mitchell, met two times during 1998. The Committee's functions include the following: making recommendations to the Board as to the nomination of independent accountants for appointment by the stockholders; reviewing annual financial statements of the Corporation prior to their publication; reviewing the report by the independent accountants concerning the prior year's audit and management's response thereto; and consulting with the independent accountants and management concerning internal accounting controls.

     The Executive Compensation Committee, presently consisting of Messrs. John
R. Myers, Thomas R. Berner, and J. McLain Stewart, met three times during 1998. This Committee reviews compensation of elected officers prior to submission to the Board; establishes specific awards to be made to individuals under the Corporation's Modified Incentive Compensation Plan and the Corporation's 1995 Long-Term Incentive Plan; and reviews the establishment and/or amendment of executive compensation plans, including the Savings and Investment Plan.

     The Nominating Committee, presently consisting of Messrs. J. McLain Stewart, James B. Busey IV and John R. Myers, met twice in 1998. Its responsibilities include the following: (i) recommending to the Board of Directors nominees for election as directors; (ii) establishing procedures for identifying candidates for the Board and periodically reviewing potential candidates; and (iii) recommending to the Board criteria for Board membership. Any stockholder may recommend nominees to the Committee for consideration by writing to the Secretary of the Corporation. Such submission should include the full name and address of each proposed nominee, a statement of his or her business experience and qualifications and a written statement from the proposed nominee consenting to his or her nomination and agreeing to serve if elected.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has nominated the firm of PricewaterhouseCoopers LLP for appointment by the stockholders as independent accountants for the purpose of auditing and reporting upon the financial statements of the Corporation for its fiscal year ending December 31, 1999, subject to the approval of its appointment by stockholders at the Annual Meeting. The firm of PricewaterhouseCoopers LLP was engaged in 1992 and has served in this capacity for the Corporation through the fiscal year ended December 31, 1998. The selection of PricewaterhouseCoopers LLP to serve as independent accountants of the Corporation was based upon a recommendation by the Audit Committee of the Board of Directors and was approved by the full Board. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders to make such statements and answer such questions as are appropriate.

     If the stockholders fail to so appoint PricewaterhouseCoopers LLP, the Board of Directors, pursuant to the By-Laws of the Corporation, will appoint other independent accountants to perform such duties for the current fiscal year. It is not contemplated that such appointment of other independent accountants would be submitted to the stockholders for ratification. The appointment of independent accountants to serve with respect to the year 2000 would be acted upon by the stockholders at their Annual Meeting early in that year.

                             EXECUTIVE COMPENSATION

REPORT OF EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee (the 'Committee') of the Board of Directors is responsible for the administration of the executive compensation program of the Corporation. The Committee is composed of three independent non-employee directors who are not eligible to participate in the Corporation's compensation plans for employees.

     In 1998 the compensation of the executive officers of the Corporation consisted of salary, cash bonus awards under the Modified Incentive Compensation Plan (the 'Bonus Plan') of the Corporation and non-qualified stock options and performance units pursuant to the Corporation's 1995 Long-Term Incentive Plan. The amount of compensation for each of these elements is arrived at through consideration of a number of objective and subjective factors.

SALARY

     Officer salaries are subject to annual review by the Committee and are adjusted on the basis of competitive salary ranges for the officers' positions, individual performance and the officers' contributions to the Corporation. Also considered in 1998 were survey data related to compensation of officers in the Corporation's peer group of companies and the recommendations of the Corporation's compensation consultant as to appropriate target salary levels for the Corporation's officers and each officer's years of service and total compensation received in 1996 and 1997. A number of objective financial measures of performance, corporate or business unit, as appropriate, were also considered. The recommendations of the Committee as to salary adjustments are acted upon by the Board.

     In determining Mr. Lasky's salary the Committee took into account the compensation paid by other corporations of similar size and nature and Mr. Lasky's years of service and other non-salary compensation. The Committee also considered specific measures of corporate performance, including return on assets, return on capital employed, return on equity, and operating cash flow, both for the full years 1997 and 1996, and on a year-to-date basis, for 1998. In 1998 Mr. Lasky's salary was not increased, as the Committee determined to increase the proportion of his total compensation derived from annual bonus and long term incentive awards.

BONUS

     Payments under the Bonus Plan are made both to officers and a broad group of other key employees. The maximum amount available each year for awards under that Plan is based solely on a formula tied to the earnings of the Corporation as a whole. In 1998 bonus payments to officers totaled less than thirteen percent of the amount available under the formula. The 1998 round of bonus awards was made early in the year, and was based on performance during 1997. In making those awards, including Mr. Lasky's bonus, the Committee took into consideration the individual contributions each made to the success of the Corporation, through personal ability, industry, loyalty and service, as well as total compensation received in 1996 and 1997. The Committee considered the relationship of various indicators of corporate performance to the proposed awards of incentive compensation. Sales and earnings of the Corporation for the year 1997 were compared to the results achieved in 1996. In addition, the returns on assets, capital, and equity and the sales of the Corporation in 1997 were contrasted favorably to the same measures for a peer group of companies. The financial and other performance of the business unit or executive department for which each officer was responsible were also considered in deciding on award amounts to such officers. Also considered were both recommendations of the Corporation's compensation consultant with respect to the typical bonus to salary ratios at various salary levels and the performance of individual officers as against objectives that had been set for them a year earlier.

LONG TERM INCENTIVE AWARDS

     In 1998 the Awards made under the Long Term Incentive Plan consisted of stock options and performance units. Made to a broad group of other key employees in addition to corporate officers, they are intended to attract and retain highly qualified key employees and to provide those employees with an additional incentive to work over a longer period toward increasing the value of the Corporation and improving the results of the business units with which they are associated.

     In making the 1998 long term incentive target awards the Committee considered the effect that the efforts of the recipients could have on the growth of the Corporation and their value to the business. Target awards were keyed to specific objectives relating to the average annual sales of the individual business unit or the Corporation as a whole, as appropriate, over the three year period ending December 31, 2001 and to the average annual return on capital, as defined, during the same period for the respective organizations. The Committee also considered the amount of 1997 and 1998 base pay, the annual bonus received by the awardees in each of those years and the 1997 stock options and performance unit awards that each had received. While to some degree grants were based on subjective factors relating to the performance of individuals, in 1998 the Committee continued the practice, initiated a year earlier, of having Long Term Incentive Plan awards bear a relationship to base salary, based on the target percentages previously suggested by the Corporation's compensation consultant. Recommendations previously supplied by the Corporation's compensation consultant also confirmed that awards of the size granted under the 1995 Long-Term Incentive Plan were fair and reasonable and consistent with corresponding awards made by other corporations.

     In making a target award of long term incentive compensation to Mr. Lasky, the Committee considered factors beyond those applicable to other officers. Mr. Lasky's implementation of a strategic planning process and the progress that continues to be made in identifying and exploring growth opportunities were considered, as was the impact Mr. Lasky's efforts could have on future growth. The Committee made these awards to Mr. Lasky to provide a further incentive for him to continue his efforts to advance the interests of the Corporation. The Committee also considered the compensation awarded other chief executive officers, as reported by a compensation consultant advising the Corporation with respect to its overall executive compensation program. A number of objective financial measures of corporate performance were also considered.

                                          JOHN R. MYERS, Chairman
                                          THOMAS R. BERNER
                                          J. MCLAIN STEWART

                           SUMMARY COMPENSATION TABLE

     The following table contains information concerning the five most highly compensated executive officers of the Corporation.

                                                                                        LONG TERM AWARDS
                                                                                  -----------------------------
                                                        ANNUAL COMPENSATION          (f)           (g)
                        (a)                         ---------------------------   RESTRICTED    SECIRITIES             (i)
                NAME AND PRINCIPAL                  (b)       (c)        (d)        STOCK       UNDERLYING          ALL OTHER
                     POSITION                       YEAR   SALARY(1)    BONUS      AWARDS        OPTIONS          COMPENSATION(2)
--------------------------------------------------- ----   ---------   --------   ---------   --------------      ---------------
                                                                                            (NUMBER OF SHARES)
David Lasky, Chairman and President                 1998   $441,300   $275,000                    15,941            $4,634
                                                    1997   $416,300   $198,000                    13,422            $5,012
                                                    1996   $382,500   $220,000                    10,358            $5,751
Gerald Nachman, Executive                           1998   $337,200   $170,000                     7,844            $2,942
V.P. of Curtiss-Wright Corp;                        1997   $308,500   $135,000                     6,040            $3,400
President, Metal Improvement                        1996   $292,500   $120,000                     5,368            $3,995
Company, Inc.
George J. Yohrling, V.P. of                         1998   $223,400   $ 68,000                     5,061            $1,251
Curtiss-Wright Corp.;                               1997   $193,100   $ 60,000                     3,132            $1,261
President, Curtiss-Wright                           1996   $177,200   $ 56,000                     2,966            $1,441
Flight Systems, Inc.
Martin R. Benante, V.P. of                          1998   $181,000   $ 66,000                     4,150            $2,537
Curtiss-Wright Corp.;                               1997   $163,700   $ 56,000                     2,908            $2,609
President, Curtiss-Wright Flow                      1996   $154,100   $ 48,000                     2,048            $2,432
Control Corp.
Robert A. Bosi, V.P. - Finance                      1998   $170,000   $ 70,000                     3,543            $3,424
of Curtiss-Wright Corporatiton                      1997   $157,000   $ 58,000                     1,454            $3,639
                                                    1996   $149,000   $ 60,000                     1,483            $3,853

------------

(1) Includes salaries and amounts deferred under the Corporation's Savings and Investment Plan.

(2) These amounts consist of the dollar value of insurance premiums paid by the Corporation during the covered fiscal year for term life insurance.

                               PERFORMANCE UNITS

     Pursuant to the Corporation's 1995 Long-Term Incentive Plan, the Executive Compensation Committee of the Board of Directors awarded performance units in November 1998 to its executive officers, senior managers and other key employees.

     Performance units are denominated in dollars and payable in cash three years after their award date, contingent upon attaining an average annual return on capital and an average annual growth rate based upon objectives established by the Executive Compensation Committee of the Board of Directors. Awards to employees of the Corporation's business units are based on the extent to which these objectives are achieved by the business unit, or units with which the employees are affiliated. Awards to employees of the corporate office are based on the extent to which these objectives are achieved by the Corporation as a whole.

     The values shown below reflect the potential value at a target value of one dollar per unit payable at the end of the three year performance period if the Company's average return on capital and average annual growth rate objectives are attained. The chart also reflects the fact that each unit may prove to be worth approximately two dollars if both performance targets are substantially exceeded, or nothing at all, depending upon the extent to which the performance targets are not met.

                           AWARD OF PERFORMANCE UNITS

                                                  NUMBER OF        MINIMUM                    MAXIMUM      PERFORMANCE
                    NAME                            UNITS           VALUE     TARGET VALUE     VALUE         PERIOD
--------------------------------------------   ----------------    -------    ------------    --------    -------------

D. Lasky....................................     1998 - 157,500      $0        $157,500      $315,000      1999 - 2001
                                                 1997 - 150,000      $0        $150,000      $300,000      1998 - 2000
                                                 1996 - 110,000      $0        $110,000      $220,000      1997 - 1999
G. Nachman..................................     1998 -  77,500      $0        $ 77,500      $155,000      1999 - 2001
                                                 1997 -  67,500      $0        $ 67,500      $135,000      1998 - 2000
                                                 1996 -  57,000      $0        $ 57,000      $114,000      1997 - 1999
G. Yohrling.................................     1998 -  50,000      $0        $ 50,000      $100,000      1999 - 2001
                                                 1997 -  35,000      $0        $ 35,000      $ 70,000      1998 - 2000
                                                 1996 -  31,500      $0        $ 31,500      $ 63,000      1997 - 1999
M. Benante..................................     1998 -  41,000      $0        $ 41,000      $ 82,000      1999 - 2001
                                                 1997 -  32,500      $0        $ 32,500      $ 65,000      1998 - 2000
                                                 1996 -  21,750      $0        $ 21,750      $ 43,500      1997 - 1999
R. Bosi.....................................     1998 -  35,000      $0        $ 35,000      $ 70,000      1999 - 2001
                                                 1997 -  32,500      $0        $ 32,500      $ 65,000      1998 - 2000
                                                 1996 -  31,500      $0        $ 31,500      $ 63,000      1997 - 1999

                      OPTIONS GRANTED IN LAST FISCAL YEAR
          PURSUANT TO THE CORPORATION'S 1995 LONG-TERM INCENTIVE PLAN

                                                       % OF TOTAL
                                          SHARES        OPTIONS
                                        COVERED BY      GRANTED       EXERCISE
                                         OPTIONS      TO EMPLOYEES      PRICE        EXPIRATION        GRANT DATE
                NAME                    GRANTED(1)      IN 1997       PER SHARE         DATE        PRESENT VALUE(2)
-------------------------------------   ----------    ------------    ---------    --------------   ----------------
David Lasky..........................     15,941           13.4%       $37.65      Nov. 2, 2008        $157,500
Gerald Nachman.......................      7,844           6.59%       $37.65      Nov. 2, 2007        $ 77,500
George J. Yohrling...................      5,061           4.25%       $37.65      Nov. 2, 2007        $ 50,000
Martin R. Benante....................      4,150           3.49%       $37.65      Nov. 2, 2007        $ 41,000
Robert A. Bosi.......................      3,543           2.98%       $37.65      Nov. 2, 2007        $ 35,000

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                   (d)
                                                                                NUMBER OF               (e)
                                                                               SECURITIES            VALUE OF
                                                                               UNDERLYING           UNEXERCISED
                                                                               UNEXERCISED         IN-THE-MONEY
                                                                            OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                                 (b)                            YEAR-END            YEAR-END(3)
                                               SHARES            (c)        -----------------    -----------------
                   (a)                        ACQUIRED          VALUE         EXERCISABLE/         EXERCISABLE/
                   NAME                      ON EXERCISE     REALIZED($)      UNEXERCISABLE        UNEXERCISABLE
------------------------------------------   -----------     -----------    -----------------    -----------------
David Lasky...............................        0              $0          74,641/46,299      $756,913/$53,118
Gerald Nachman............................        0              $0          38,118/24,459      $407,098/$27,255
George J. Yohrling........................        0              $0          19,079/10,941      $179,044/$15,387
Martin R. Benante.........................        0              $0           16,372/9,601      $157,034/$10,989
Robert A. Bosi............................        0              $0          20,883/14,413      $245,099/$14,664

------------

(1) Options were granted with an exercise price of 100% of the market price on the date of grant. The options are exercisable to the extent of one third of the total number of shares covered beginning on the first anniversary of the grant, two thirds from the second anniversary and in full after the third anniversary. The options are not transferrable other than upon the death of the optionee, in which case they are transferrable pursuant to a designation of the optionee, or by will or by the laws of descent and distribution. If the optionee terminates his or her employment the option expires upon such event; however, if employment is terminated by early retirement under a retirement plan of the Corporation, the option may be exercised within three months following the date of retirement. If retirement occurs at age sixty-five or thereafter, the option may be exercised within three years of the date of retirement but no later than ten years following the option grant date.

(2) These values were calculated using the Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options. This is not true for the Corporation's options granted to executive officers and other employees. Therefore, the values shown are theoretical and are not intended to reflect the actual values the recipients may eventually realize. Any ultimate value will depend on the market value of the Corporation's stock at a future date. In addition to the stock price at time of grant and the exercise price, which are identical, and the ten-year term of each option, the following assumptions were used to calculate the values shown: expected dividend yield (1.38 percent, the current yield of the Corporation's common shares on the grant date), expected stock price volatility (18.80 percent, the most recent volatility for the month-end stock prices of the Corporation's common shares for the preceding 3 years), and risk-free rate of return (4.80 percent equal to the yield on a 7-year U.S. Treasury bond on the option grant date).

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(3) Calculated by determining the difference between the fair market value of the common stock underlying the options on December 31, 1998 ($38.12, the closing price on the New York Stock Exchange Composite Transactions) and the exercise price of the options on that date.

TERMINATION OF EMPLOYMENT

     Pursuant to a policy designed to retain key employees established by the Corporation's Board of Directors in 1977, the Corporation has agreements with Messrs. Lasky, Nachman, Yohrling, Bosi and Benante which provide for the payment by the Corporation of severance pay, in the case of involuntary termination of employment other than for cause, in an amount equal to one year's base salary at the time of termination, as well as the continued availability of certain employee benefits, for a period of one year following termination. The agreements provide that such severance pay and benefits also would be made available in the case of voluntary retirement or termination of employment which is the direct result of a change in the terms or conditions of employment, including a reduction in compensation or in job responsibilities. At the option of the employee, said amount of severance pay may be paid over the two-year period following such termination, in which case such employee benefits would continue in effect for the same period. Under the agreements, the payment of severance pay, and the availability of benefits, is contingent upon a number of conditions, including the employee's performance of his agreements with respect to providing consulting services and not entering into competition with the Corporation.

     Consistent with the Company's policy designed to retain key employees, the Corporation also has severance protection agreements with Messrs. Lasky, Nachman, Yohrling, Benante and Bosi, which provide for payment of severance pay equal to two times the sum of the executive's base salary and average annual bonus over a three-year period and the continued availability of certain employee benefits for a period of two years following termination of employment, in each case if employment is terminated within twenty-four months following a change in control of the Corporation. The agreements further provide for the vesting of all benefits accrued through the termination of employment in the Company's Retirement and Retirement Benefits Restoration Plans; provided however, that if vesting under any such Plan is not permitted by applicable law, an actuarially determined lump sum shall be paid in an amount equalling the nonvested benefit under the applicable plan. The agreements further provide that upon a change in control any previously awarded performance units under the Corporation's 1995 Long-Term Incentive Plan shall be paid on a pro-rata basis for the period of employment and that previously awarded stock options shall become fully vested and exercisable. The severance pay and benefits under the severance protection agreements are in lieu of any that would have been provided under the immediately preceding paragraph of this Proxy Statement.

RETIREMENT PLAN

     The Corporation's Retirement Plan is a tax qualified, defined benefit, trusteed plan. The Plan is non-contributory and covers most employees, including the Corporation's executive officers. On September 1, 1994 the Corporation amended this Plan. Benefits accrued as of August 31, 1994 were carried over in the amended Plan. As of September 1, 1994 the following monthly pension benefits had been accrued: David Lasky, $12,909; Gerald Nachman, $11,885; George J. Yohrling, $2,559; Martin R. Benante, $137; and Robert A. Bosi, $972. These benefits are indexed to reflect increases in compensation, as defined, from that date forward. The Plan as amended provides for an annual benefit at age 65 of 1.5% times five year final average compensation in excess of social security covered compensation (currently $33,060) plus 1% of the five year final average compensation up to social security covered compensation, in each case multiplied by the participant's years of service after September 1, 1994, not to exceed 35. In addition, a participant earns a pay-based cash balance credit equal to 3% of his or her compensation.

     The chart below illustrates the estimated aggregate amount of annual benefits on a straight life annuity basis attributable to service on or after September 1, 1994 that would be payable on retirement at age 65 to an employee in the compensation classification specified, under various assumptions as to compensation and years of service. The current compensation covered by the Retirement Plan is substantially equivalent to the cash compensation reported under the headings entitled 'Salary' and 'Bonus' on page 7 of this Proxy Statement for the executive officers listed there.

                                                                                 YEARS OF SERVICE
                                                             --------------------------------------------------------
COMPENSATION                                                    15          20          25          30          35
------------                                                 --------    --------    --------    --------    --------

  $125,000     ...........................................   $ 25,646    $ 34,194    $ 42,743    $ 51,291    $ 59,840
   150,000     ...........................................     31,271      41,694      52,118      62,541      72,965
   175,000     ...........................................     36,896      49,194      61,493      73,791      86,090
   200,000     ...........................................     42,521      56,694      70,868      85,041      99,215
   225,000     ...........................................     48,146      64,194      80,243      96,291     112,340
   250,000     ...........................................     53,771      71,694      89,618     107,541     125,465
   300,000     ...........................................     65,021      86,694     108,368     130,041     151,715
   400,000     ...........................................     87,521     116,694     145,868     175,041     204,215
   450,000     ...........................................     98,771     131,694     164,618     197,541     230,465
   500,000     ...........................................    110,021     146,694     183,368     220,041     256,715
   550,000     ...........................................    121,271     161,694     202,118     242,541     282,965

     Under the Employee Retirement Income Security Act of 1974 ('ERISA'), many employees elect a survivor option payable to the employee's spouse and, as a consequence, the amount actually received on retirement by such employee would be less than indicated above. The Internal Revenue Code provides that effective January 1, 1999 the maximum allowable annual benefit under the Retirement Plan is $130,000 (adjusted for each year of employment beyond age 65) and the maximum allowable annual compensation that may be included in the calculation of a benefit under the Retirement Plan is $160,000. These limits are substantially lower than the maximum amounts shown above. Accordingly, the Corporation maintains a Retirement Benefits Restoration Plan (the 'Restoration Plan') whereby all participants in the Retirement Plan whose benefits or compensation under the Retirement Plan would exceed the limitations imposed by the Internal Revenue Code will receive a supplemental retirement benefit equal to the excess of the benefit which would have been payable to them under the Retirement Plan but for said limitations, over the amount payable under the Retirement Plan, given said limitations. Such supplemental benefit is not funded. The amounts set forth above include amounts payable pursuant to the Restoration Plan. Benefit amounts are not subject to reduction for any Social Security benefits to which Plan participants may be entitled. Credited years of service under the Retirement Plan at December 31, 1998 are as follows: David Lasky, 36 years; Gerald Nachman, 24 years; George J. Yohrling, 22 years; Martin R. Benante, 20 years; and Robert A. Bosi, 9 years. For each of these persons as of said date, credited service for purposes of the pay based credit referred to above includes four years and four months under the preceding chart.

     In the event of a change in control, the Company has agreed to fund a 'Rabbi' trust agreement between the Corporation and PNC Bank, N.A. dated January 30, 1998, which provides for the payment of the Company's obligation under the Restoration Plan referred to in the preceding paragraph.

COMPENSATION OF DIRECTORS

     Currently all directors who are not also employees of the Corporation receive an annual director's fee of $20,000. Each non-employee director receives a fee of $900 for every Board and Committee meeting attended. Pursuant to the 1996 Stock Plan for Non-Employee Directors (the 'Stock Plan for Directors') non-employee directors may elect to receive their annual director's fees and meeting fees in the form of common stock of the Corporation or in cash or both. Elections have been made to receive shares in lieu of cash fees and to defer receipt of said shares. The aggregate balance of said shares was 7,449 as of December 31, 1998. They are not included in the table on page 2 as no shares have been issued. In addition, in accordance with the terms of the Stock Plan for Directors each non-employee director received 516 shares of common stock in 1996. These shares are restricted for a period of five years from the date of grant and during that period may not be sold or transferred and are subject to forfeiture if the director resigns or declines to continue serving as such during that period. These shares are included in the table on page 2. For each director who is not an employee, the Corporation also provides group term life insurance coverage of $50,000.

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total stockholder returns (assuming the reinvestment of dividends) on common stock of the Corporation with such returns of companies listed on the Russell 2000 Index and the S & P Aerospace/Defense Index. The graph assumes $100 invested on December 31, 1993 in stock of the Corporation and the companies on each of these indices.

                               [PERFORMANCE GRAPH]

  DATE      Curtiss-Wright Corp.       Peer Group     Russell 2000
  ----      -------------------        ----------     ------------
12/31/93          100                      100            100
12/31/94          104                      108             98
12/31/95          157                      179            126
12/31/96          150                      239            147
12/31/97          220                      246            180
12/31/98          234                      189            179


       SECURITY OWNERSHIP AND TRANSACTIONS WITH CERTAIN BENEFICIAL OWNERS

     The following information is given with respect to the persons who, to the knowledge of the Corporation, own beneficially more than 5% of any class of the voting securities of the Corporation outstanding as of March 1, 1999.

                                                                                      AMOUNT AND NATURE
                                                         NAME AND ADDRESS OF            OF BENEFICIAL     PERCENT
                 TITLE OF CLASS                           BENEFICIAL OWNER                OWNERSHIP       OF CLASS
------------------------------------------------  ---------------------------------   -----------------   --------

Common Stock....................................  Unitrin, Inc.                       4,382,400 shares      43.0%
                                                  One East Wacker Drive                    Direct
                                                  Chicago, Illinois 60601
Common Stock....................................  Argonaut Group, Inc.                 822,200 shares        8.1%
                                                  1800 Avenue of the Stars                Indirect
                                                  Los Angeles, Cal. 90067
Common Stock....................................  GAMCO Investors, Inc.                764,640 shares        7.5%
                                                  and                                      Direct            3.7%
                                                  Gabelli Funds, Inc.                  376,000 shares
                                                  Corporate Center at Rye                  Direct
                                                  Rye, NY 10580
Common Stock....................................  Royce & Associates, Inc.             817,000 shares        8.0%
                                                                                           Direct

     Amendment No. 3 dated December 12, 1996 to the Schedule 13D of Unitrin, Inc. ('Unitrin') and Trinity Universal Insurance Company ('Trinity'), a wholly-owned subsidiary of Unitrin, reported that on December 4, 1996 Unitrin had purchased 2,118,984 shares of Curtiss-Wright Corporation common stock representing all of Trinity's holdings of Curtiss-Wright's common stock. The amendment stated that Unitrin had used general corporate funds to effect the purchase, that the shares acquired were being held for investment, and that future investment considerations by Unitrin might or might not result in the acquisition of additional securities or the disposition of these securities. The amendment further reported that Unitrin had sole voting and dispositive power as to the 4,382,400 shares of Curtiss-Wright common stock which it owned. According to Unitrin's proxy statement dated April 9, 1997, three of the seven Unitrin directors are also directors of the Argonaut Group, Inc. ('Argonaut'), which is referred to below, and beneficially own in the aggregate 29.2% of Unitrin's outstanding common stock.

     A Schedule 13D dated October 9, 1986 of Argonaut and three of its subsidiaries reported: (i) ownership by those subsidiaries of the 822,200 shares of common stock shown above; (ii) that the stock had been acquired for investment; (iii) that each of those subsidiaries shares with Argonaut voting and dispositive power with respect to the stock owned by that subsidiary and
(iv) that Argonaut might be deemed a beneficial owner of this stock. According to the proxy statement of Argonaut, dated March 14, 1997, three of its five directors are also directors of Unitrin and beneficially own in the aggregate 27.1% of the outstanding common stock of the Argonaut. The three Unitrin directors and the three Argonaut directors referred to above are the same persons.

     If Unitrin and Argonaut acted jointly, the aggregate total of 5,204,600 shares of common stock owned by them would constitute over 51% of the outstanding stock of the Corporation. Under those circumstances, they might be deemed to be in 'control' of the Corporation (as the term control is defined in the regulations promulgated pursuant to the Securities Exchange Act of 1934). However, to date no attempt has been made to obtain representation on the Board of Directors of the Corporation, to direct its management or policies or otherwise to exercise 'control' over it.

     In their Schedule 13D as amended through August 12, 1997, GAMCO Investors, Inc. ('GAMCO') and Gabelli Funds, Inc. ('GFI') reported that (i) they beneficially own the shares set forth in the above table; (ii) GAMCO and GFI are investment advisors but have no economic interest in their shares (such interest presumably residing in their investment advisory clients); (iii) the GAMCO and GFI shares were purchased for investment; (iv) GAMCO exercises sole dispositive power, and sole voting power over 764,640 shares, GFI exercises sole voting and dispositive power over 376,000 shares; (v) that Gabelli International Limited ('GIL') no longer was the beneficial owner of shares of the Corporation's common stock; (vi) GAMCO and GFI were formerly wholly-owned subsidiaries of The Gabelli Group, Inc. ('TGGI') which, effective August 31, 1990, merged into GFI, and GAMCO is a wholly-owned subsidiary of GFI; (vii) Mario J. Gabelli is the majority stockholder, Chairman of the Board and Chief Executive Officer of GFI, the sole director and Chairman and Chief Executive Officer of GAMCO, and Chief Investment Officer of GAMCO and GFI; (viii) Mr. Gabelli is deemed to have beneficial ownership of the shares beneficially owned by GAMCO and GFI and GFI is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing entities other than Mr. Gabelli and (ix) the power of Mr. Gabelli and GFI is indirect with respect to stock beneficially owned directly by GAMCO.

     A January 6, 1999 amended Schedule 13G filed by Royce & Associates, Inc. ('ROYCE'), described as an investment advisor, reported that it had increased its beneficial ownership from 720,000 shares to 817,000 shares of common stock of the Corporation. The amended report stated that Charles M. Royce may be deemed to be a controlling person of ROYCE and as such may be deemed to beneficially own the shares of common stock of the Corporation beneficially owned by ROYCE but that he disclaimed beneficial ownership of the shares held by ROYCE. The amended report further stated that these shares had been acquired in the ordinary course of business and not for the purposes of control of the Corporation.

         OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

     The Board of Directors does not intend to present for action at this Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting. If any other matter is properly presented for action at the Meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Office of the Secretary, Curtiss-Wright Corporation, 1200 Wall Street West, Suite 501, Lyndhurst, New Jersey 07071 no later than November 15, 1999 for inclusion in the Corporation's Proxy Statement and form of proxy relating to that Meeting. Pursuant to amended SEC Rule 14a-4(c)(1), the Corporation shall exercise discretionary voting authority to the extent conferred by proxy with respect to shareholder proposals received after January 27, 1999.

                        PERSONS MAKING THE SOLICITATION

     This solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation will reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the stock of the Corporation. In addition, a number of employees, officers and directors of the Corporation (none of whom will receive any compensation therefore in addition to his regular compensation) may solicit proxies. The solicitation will be made by mail and in addition, the telephone, telegrams, facsimile and other electronic communication and personal interviews may be utilized.

                                          By Order of the Board of Directors
                                          DANA M. TAYLOR, JR.
                                          Secretary

Dated: March 9, 1999

                                   Appendix I

PROXY
                           CURTISS-WRIGHT CORPORATION
               1200 Wall Street West, Lyndhurst, New Jersey 07071

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints DAVID LASKY, ROBERT A. BOSI and BRIAN D. O'NEILL, and each of them as proxies with power of substitution to vote all shares of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders on April 23, 1999, at the Novotel Meadowlands Hotel, One Polito Avenue, Lyndhurst, New Jersey at 2:00 p.m. or any adjournment thereof, with all the powers the undersigned would have if personally present, as specified, respecting the following matters described in the accompanying Proxy Statement and, in their discretion, on other matters which come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH STOCKHOLDER SPECIFICATIONS. UNLESS DIRECTED TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting may exercise the powers conferred herein. Receipt of the accompanying Notice of Meeting and Proxy Statement is hereby acknowledged.

             PLEASE MARK, SIGN, DATE AND MAIL IN ENCLOSED ENVELOPE.
                     NO POSTAGE REQUIRED IN UNITED STATES.

                 (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                    A VOTE FOR ITEMS 1 AND 2 IS RECOMMENDED.

Please mark
your votes as  [X]
indicated in
this example

FOR all nominees           (1) ELECTION OF DIRECTORS
listed to the right
(except as marked          Nominees: T.R. Berner, J.B. Busey IV, D. Lasky, W.B. Mitchell, J.R.
to the contrary)           Myers, W.W. Sihler, J.M. Stewart

     [ ]


       WITHHOLD
       AUTHORITY
to vote for all nominees
listed to the right

     [ ]


(INSTRUCTION: To withhold authority to vote for any dividual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

(2) PROPOSAL TO APPROVE THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as independent public accountants of the Corporation.

                       FOR    AGAINST    ABSTAIN

                       [ ]      [ ]         [ ]



SIGNATURE________________________ SIGNATURE ________________________DATE ______

(Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. Where more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE